Exhibit 99.1

COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                                                        PAGE

Independent Auditors' Report                                            F-2

Consolidated Balance Sheets as of January 31, 1999 and 2000             F-3

Consolidated Statements of Income for the
   Years Ended December 31, 1997 and January 31, 1999 and 2000          F-4

Consolidated Statements of Stockholders' Equity for the
   Years Ended December 31, 1997 and January 31, 1999 and 2000          F-5

Consolidated Statements of Cash Flows for the
   Years Ended December 31, 1997 and January 31, 1999 and 2000          F-6

Notes to Consolidated Financial Statements                              F-7

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Comverse Technology, Inc. Woodbury, New York

We have audited the accompanying consolidated balance sheets of Comverse Technology, Inc. and subsidiaries (the "Company") as of January 31, 1999 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1997 and January 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Comverse Technology, Inc. and subsidiaries as of January 31, 1999 and 2000, and the results of their operations and their cash flows for the years ended December 31, 1997 and January 31, 1999 and 2000 in conformity with accounting principles generally accepted in the United States of America.


/S/ Deloitte & Touche LLP

New York, New York
September 20, 2000

COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JANUARY 31, 1999 AND 2000
(IN THOUSANDS, EXCEPT SHARE DATA)

--------------------------------------------------------------------------------------------------------------------------

ASSETS                                                                      1999*                       2000*
------                                                                      ----                        ----
CURRENT ASSETS:
   Cash and cash equivalents                                        $       585,584                $       342,535
   Bank time deposits                                                        10,000                          9,800
   Short-term investments                                                    63,658                        429,254
   Accounts receivable, net of allowance for
     doubtful accounts of $25,651 and $29,319                               194,747                        266,203
   Inventories                                                               48,614                        101,728
   Prepaid expenses and other current assets                                 36,211                         41,243
                                                                    ---------------                ---------------
TOTAL CURRENT ASSETS                                                        938,814                      1,190,763
PROPERTY AND EQUIPMENT, net                                                  65,530                        126,101
INVESTMENTS                                                                   7,902                         19,749
OTHER ASSETS                                                                 30,713                         36,234
                                                                    ---------------                ---------------
TOTAL ASSETS                                                        $     1,042,959                $     1,372,847
                                                                    ===============                ===============

---------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY                                        1999*                       2000*
------------------------------------                                        ----                        ----

CURRENT LIABILITIES:
   Accounts payable and accrued expenses                            $       186,074                $       235,860
   Bank loans                                                                   336                          1,160
   Advance payments from customers                                           39,051                         94,777
   Other current liabilities                                                  1,188                            662
                                                                    ---------------                ---------------
TOTAL CURRENT LIABILITIES                                                   226,649                        332,459
CONVERTIBLE SUBORDINATED DEBENTURES                                         415,000                        300,000
LIABILITY FOR SEVERANCE PAY                                                   4,338                          6,185
OTHER LIABILITIES                                                             6,117                          9,364
                                                                    ---------------                ---------------
TOTAL LIABILITIES                                                           652,104                        648,008
                                                                    ---------------                ---------------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
   Preferred stock, $0.01 par value--authorized, 2,500,000
     shares; issued, none
   Common stock, $0.10 par value -
     authorized, 600,000,000 shares;
     issued and outstanding, 139,262,904 and 155,776,298 shares              13,926                         15,577
   Additional paid-in capital                                               261,218                        424,075
   Retained earnings                                                        112,074                        282,764
   Accumulated other comprehensive income                                     3,637                          2,423
                                                                    ---------------                ---------------
TOTAL STOCKHOLDERS' EQUITY                                                  390,855                        724,839
                                                                    ---------------                ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $     1,042,959                $     1,372,847
                                                                    ===============                ===============

* Restated for pooling of interests with Loronix Information Systems, Inc.

                 See notes to consolidated financial statements.

COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1997 AND JANUARY 31, 1999 AND 2000
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

                                                     DECEMBER 31,             JANUARY 31,              JANUARY 31,
                                                         1997*                    1999*                   2000*
                                                         ----                     ----                    ----
Sales                                              $      498,343          $       708,805          $      909,667
Cost of sales                                             209,325                  288,113                 352,748
                                                   --------------          ---------------          --------------
Gross margin                                              289,018                  420,692                 556,919

Operating expenses:
   Research and development, net                           98,152                  134,201                 169,816
   Selling, general and administrative                    142,055                  157,106                 193,996
   Royalties and license fees                              12,325                   16,552                  18,841
   Merger expenses                                              -                        -                   2,016
                                                   --------------            -------------          --------------

   Income from operations                                  36,486                  112,833                 172,250

   Interest and other income, net                           4,957                    8,315                  16,595
                                                   --------------            -------------          --------------

Income before income tax provision                         41,443                  121,148                 188,845
Income tax provision                                        9,430                   11,783                  15,698
                                                   --------------            -------------          --------------

Net income                                         $       32,013            $     109,365          $      173,147
                                                   ==============            =============          ==============
Earnings per share:
     Basic                                         $         0.25            $        0.81          $         1.19
                                                   ==============            =============          ==============
     Diluted                                       $         0.23            $        0.75          $         1.08
                                                   ==============            =============          ==============

* Restated for pooling of interests with Loronix Information Systems, Inc.


                 See notes to consolidated financial statements.

COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1997 AND JANUARY 31, 1999 AND 2000
(IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

                                                                                             Accumulated Other
                                                                                            Comprehensive Income
                                                                                            --------------------
                                              Common Stock        Additional               Unrealized    Cumulative        Total
                                         Number of        Par      Paid-in     Retained      Gains       Translation   Stockholders'
                                          Shares         Value     Capital     Earnings    (Losses)      Adjustment       Equity
                                       ---------------------------------------------------------------------------------------------
BALANCE, JANUARY 31, 1997
   as previously reported               123,951,982     $12,395    $187,398     $86,872      $1,547          $338        $288,550
Pooling of interests                      1,794,845         179      15,085      (1,337)                                   13,927
                                       ---------------------------------------------------------------------------------------------


BALANCE, as restated                    125,746,827      12,574     202,483      85,535       1,547           338         302,477

Comprehensive income:
Net income                                                                       32,013
Unrealized (loss) on available-for-
      sale securities                                                                          (430)
Translation adjustment                                                                                        106
Total comprehensive income                                                                                                 31,689
Warrant exercises                         1,656,432         166        (166)                                                    -
Common stock issued for acquisition         487,500          49         (33)                                                   16
Retained earnings of acquired company                                               661                                       661
Common stock issued for employee
     stock purchase plan                    152,764          15       1,291                                                 1,306
Issuance of treasury stock upon
   exercise of stock options                                                       (292)                                     (292)
Retirement of common stock notes
   receivable from stockholders              (6,545)                    (66)                                                  (66)
Exercise of stock options                 3,772,890         377      14,416                                                14,793
Tax benefit of dispositions of stock
      options                                                         6,930                                                 6,930
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997*             131,809,868    $ 13,181   $ 224,855   $ 117,917     $ 1,117         $ 444       $ 357,514
                                       =============================================================================================

BALANCE, FEBRUARY 1, 1998
   as previously reported               130,172,392    $ 13,017   $ 210,684     $ 6,559       $ 641         $ 489       $ 231,390
Pooling of interests                      1,788,782         179      15,023      (3,850)                                   11,352
                                       ---------------------------------------------------------------------------------------------

BALANCE, as restated                    131,961,174      13,196     225,707       2,709         641           489         242,742

Comprehensive income:
Net income                                                                      109,365
Unrealized gain on available-for-
     sale securities                                                                          2,874
Translation adjustment                                                                                       (367)
Total comprehensive income                                                                                                111,872
Warrant exercise                          1,299,000         130        (130)                                                  -
Common stock issued for employee
     stock purchase plan                    210,666          21       2,277                                                 2,298
Exercise of stock options                 5,792,064         579      33,364                                                33,943
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE, JANUARY 31, 1999*              139,262,904      13,926     261,218     112,074       3,515           122         390,855

Comprehensive income:
Net income                                                                      173,147
Unrealized (loss) on available-for-
     sale securities                                                                           (397)
Translation adjustment                                                                                       (817)
Total comprehensive income                                                                                                171,933
Warrant exercises                         1,746,635         175        (175)                                                    -
Common stock issued for acquisitions      1,371,216         137         930                                                 1,067
Retained earnings of acquired
     companies                                                                   (2,457)                                   (2,457)
Common stock issued for employee
     stock purchase plan                    377,016          38       5,514                                                 5,552
Exercise of stock options                 5,477,611         547      44,464                                                45,011
Conversion of debentures                  7,540,916         754     112,079                                               112,833
Tax benefit of dispositions of stock
     options                                                             45                                                    45
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE, JANUARY 31, 1999*              155,776,298    $ 15,577   $ 424,075   $ 282,764     $ 3,118        $ (695)      $ 724,839
                                        ===========    ========   =========   =========     =======        =======      =========

* Restated for pooling of interests with Loronix Information Systems, Inc.

                 See notes to consolidated financial statements.

COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1997 AND JANUARY 31, 1999 AND 2000
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                             DECEMBER 31,       JANUARY 31,        JANUARY 31,
                                                                                 1997*             1999*              2000*
                                                                                 ----              ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                              $      32,013     $      109,365     $     173,147
   Adjustments to reconcile net income to net cash provided
        by operating activities:
     Depreciation and amortization                                                23,068             22,106            34,969
     Changes in assets and liabilities:
        Accounts receivable                                                      (25,104)          (112,456)          (68,024)
        Inventories                                                              (15,753)            15,723           (53,085)
        Prepaid expenses and other current assets                                (17,181)            (5,735)           (3,055)
        Accounts payable and accrued expenses                                      8,812             58,789            49,117
        Advance payments from customers                                            8,595             16,371            48,114
        Liability for severance pay                                                  807               (143)            1,847
        Other                                                                      3,708               (398)           (5,680)
                                                                           -------------     ---------------    --------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                         18,965            103,622           177,350
                                                                           -------------     --------------     -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Maturities and sales (purchases) of bank time deposits
     and investments, net                                                        (53,463)            24,257         (377,613)
   Purchase of property and equipment                                            (37,284)           (25,632)         (85,638)
   Capitalization of software development costs                                   (6,468)            (9,120)         (12,482)
                                                                           --------------    ---------------    -------------
NET CASH USED IN INVESTING ACTIVITIES                                            (97,215)           (10,495)        (475,733)
                                                                           --------------    ---------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from issuance of debentures                                            -            292,672                 -
   Proceeds from issuance of common stock in connection
     with exercise of stock options, warrants, and
     employee stock purchase plan                                                 23,045             36,241            50,563
   Net proceeds (repayments) from bank loans and other debt                       29,680            (20,645)            3,064
                                                                           -------------      --------------    -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                         52,725            308,268            53,627
                                                                           -------------      -------------     -------------

NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                                              (25,525)           401,395          (244,756)
CASH ACQUIRED IN POOLING OF INTERESTS TRANSACTIONS                                     -                  -             1,707
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                     216,882            184,189           585,584
                                                                           -------------      -------------      ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                     $     191,357      $     585,584      $    342,535
                                                                           =============      =============      ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for interest                                  $       9,218      $      14,169      $     20,329
                                                                           =============      =============      ============
   Cash paid during the year for income taxes                              $      10,812      $       2,453      $        708
                                                                           =============      =============      ============

* Restated for pooling of interests with Loronix Information Systems, Inc.

                 See notes to consolidated financial statements.

COMVERSE TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997 AND JANUARY 31, 1999 AND 2000
--------------------------------------------------------------------------------

1.       ORGANIZATION AND BUSINESS

         Comverse Technology, Inc. ("Comverse" and, together with its subsidiaries, "CTI" or the "Company") was organized as a New York corporation in October 1984. The Company is engaged in the design, development, manufacture, marketing and support of special purpose computer and telecommunications systems and software for multimedia communications and information processing applications.

         In 1998, the Company changed its fiscal year from the calendar year to the fiscal year ending January 31. As a result of the change in fiscal year, the Company's results of operations for the one month ended January 31, 1998 have previously been reported separately as a transition period and included on a transition report on Form 10-K.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Comverse and its wholly-owned and majority-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

         CASH, CASH EQUIVALENTS AND BANK TIME DEPOSITS - The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Bank deposits with maturities in excess of three months are classified as bank time deposits.

         SHORT-TERM INVESTMENTS - The Company classifies all of its short-term investments (including U.S. treasury bills) as available-for-sale, accounted for at fair value, with resulting unrealized gains or losses reported as a separate component of stockholders' equity, on a net-of-tax basis.

         CONCENTRATION OF CREDIT RISK - Financial instruments which potentially expose the Company to concentration of credit risk, consist primarily of cash investments and accounts receivable. The Company places its cash investments with high-credit quality financial institutions and currently invests primarily in bank time deposits, money market funds placed with major banks and financial institutions, corporate commercial paper, corporate medium-term notes, and U.S. government obligations. Accounts receivable are generally diversified due to the number of commercial and government entities comprising the Company's customer base and their dispersion across many geographical regions. The Company believes no significant concentration of credit risk exists with respect to these cash investments and accounts receivable.

         INVENTORIES - Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

         PROPERTY AND EQUIPMENT - Property and equipment are carried at cost less accumulated depreciation and amortization. The Company depreciates its property and equipment on a straight-line basis over periods ranging from three to seven years. The cost of maintenance and repairs is charged to operations as incurred. Significant renewals and betterments are capitalized.

         INCOME TAXES - The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

         REVENUE AND EXPENSE RECOGNITION - Revenue is generally recognized at the time of shipment for sales of systems which do not require significant customization to be performed by the Company and collection of the resulting receivable is deemed probable by the Company. The Company's systems are generally a bundled hardware and software solution that are shipped together. The Company generally has no obligations to customers after the date products are shipped, except for product warranties. The Company generally warranties its products for one year after sale. A provision for estimated warranty costs is recorded at the time of sale.

         Customers may also purchase separate maintenance contracts, which generally consist of bug-fixing and telephone access to Company technical personnel, but in certain circumstances may also include the right to receive unspecified product updates, upgrades and enhancements. Revenue from these services is recognized ratably over the contract period.

         Revenues from certain development contracts are recognized under the percentage-of-completion method on the basis of physical completion to date or using actual costs incurred to total expected costs under the contract. Revisions in estimates of costs and profits are reflected in the accounting period in which the facts that require the revision become known. At the time a loss on a contract is known, the entire amount of the estimated loss is accrued. Amounts received from customers in excess of revenues earned under the percentage-of-completion method are recorded as advance payments from customers. Related contract costs include all direct material and labor costs and those indirect costs related to contract performance, and are included in cost of sales in the consolidated statements of income.

         Expenses incurred in connection with research and development activities, other than certain software development costs that are capitalized, and selling, general and administrative expenses are charged to operations as incurred.

         SOFTWARE DEVELOPMENT COSTS - Software development costs are capitalized upon the establishment of technological feasibility and are amortized over the estimated useful life of the software, which to date has been four years or less. Amortization begins in the period in which the related product is available for general release to customers. Amortization expenses amounted to $3,844,000, $3,649,000 and $6,304,000 for the years ended December 31, 1997 and January 31, 1999 and 2000, respectively.

         FUNCTIONAL CURRENCY AND FOREIGN CURRENCY TRANSACTION GAINS AND LOSSES - The United States dollar (the "dollar") is the functional currency of the major portion of the Company's foreign operations. Most of the Company's sales, and materials purchased for manufacturing, are denominated in or linked to the dollar. Certain operating costs, principally salaries, of foreign operations are denominated in local currencies. In those instances where a foreign subsidiary has a functional currency other than the dollar, the Company records any necessary foreign currency translation adjustment, reflected in stockholders' equity, at the end of each reporting period.

         Net gains (losses) from foreign currency transactions, included in the consolidated statements of income, approximated $(2,192,000), $2,847,000 and $(9,422,000) for the years ended December 31, 1997 and January 31, 1999 and 2000, respectively.

         The Company occasionally enters into foreign exchange forward contracts and options on foreign currencies. The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that the eventual dollar cash flows resulting from the sale of products to international customers will be adversely affected by changes in exchange rates. Any gain or loss on a foreign exchange contract which hedges a firm commitment is deferred until the underlying transaction is realized, at which time it is included in the consolidated statement of income. The Company also purchases foreign exchange options which permit, but do not require, the Company to exchange foreign currencies at a future date with another party at a contracted exchange rate. To finance premiums paid on such options, from time to time the Company may also write offsetting options at exercise prices which limit, but do not eliminate, the effect of purchased options as a hedge. As of January 31, 2000, the Company had no material outstanding foreign exchange contracts.

         OTHER ASSETS - Licenses of patent rights and acquired "know-how" are recorded at cost and amortized using the straight-line method over the estimated useful lives of the related technology, not exceeding five years. Goodwill and other intangible assets associated with acquired subsidiaries are amortized over periods ranging from five to twelve years. Debt issue costs are amortized using the effective interest method over the term of the related debt.

         LONG-LIVED ASSETS - The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. No such impairment losses have been identified by the Company.

         PERVASIVENESS OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         RECLASSIFICATIONS - Certain prior year amounts have been reclassified to conform to the manner of presentation in the current year.


3.       RESEARCH AND DEVELOPMENT

         A significant portion of the Company's research and development operations are located in Israel where the Company derives substantial benefits from participation in programs sponsored by the Government of Israel for the support of research and development activities conducted in that country. The Company's research and development activities include projects partially funded by the Office of the Chief Scientist of the Ministry of Industry and Trade of the State of Israel (the "OCS") under which the funding organization reimburses a portion of the Company's research and development expenditures under approved project budgets. The Company is currently involved in several ongoing research and development projects supported by the OCS. The Company accrues royalties to the OCS for the sale of products incorporating technology developed in these projects. In addition, under the terms of the applicable funding agreements, products resulting from projects funded by the OCS may not be manufactured outside of Israel without government approval. The amounts reimbursed by the OCS for the years ended December 31, 1997 and January 31, 1999 and 2000 were $16,276,000,
         $16,732,000 and $16,797,000, respectively.

4.       SHORT-TERM INVESTMENTS

         The Company classifies all of its short-term investments as available-for-sale securities. The following is a summary of available-for-sale securities as of January 31, 2000:

                                                                            GROSS                  GROSS                ESTIMATED
                                                                          UNREALIZED             UNREALIZED                FAIR
                                                    COST                    GAINS                  LOSSES                  VALUE
                                                -----------------------------------------------------------------------------------
                                                                                    (IN THOUSANDS)

         Corporate debt securities              $    397,325              $      478             $     668            $     397,135
         U.S. Government
                agency bonds                           8,096                       -                   604                    7,492
                                                ------------              ----------             ---------            -------------
         Total debt securities                       405,421                     478                 1,272                  404,627
                                                ------------              ----------             ---------            -------------

         Common stock                                 14,336                   5,010                 1,670                   17,676
         Mutual funds investing in
            U.S. government and
            agencies obligations                       1,878                       -                    45                    1,833
         Preferred stock                               4,211                   1,565                   658                    5,118
                                               -------------              ----------             ---------            -------------
         Total equity securities                      20,425                   6,575                 2,373                   24,627
                                               -------------              ----------             ---------            -------------

                                               $     425,846              $    7,053             $   3,645            $     429,254
                                               =============              ==========             =========            =============

         The following is a summary of available-for-sale securities as of January 31, 1999:

                                                                            GROSS                 GROSS                ESTIMATED
                                                                         UNREALIZED             UNREALIZED               FAIR
                                                    COST                    GAINS                 LOSSES                 VALUE
                                                ---------------------------------------------------------------------------------
                                                                                    (IN THOUSANDS)
         Corporate debt securities              $     40,819              $      924             $       6            $    41,737
                                                ------------              ----------             ---------            -----------

         Common stock                                 13,993                   3,448                 1,082                 16,359
         Mutual funds investing in
            U.S. government and
            agencies obligations                       1,929                      70                     -                  1,999
         Preferred stock                               3,173                     481                    91                  3,563
                                               -------------              ----------             ---------            -----------
         Total equity securities                      19,095                   3,999                 1,173                 21,921
                                               -------------              ----------             ---------            -----------

                                               $      59,914              $    4,923             $   1,179            $    63,658
                                               =============              ==========             =========            ===========

         During the year ended January 31, 2000, the gross realized gains on sales of securities totaled approximately $11,652,000, and the gross realized losses totaled approximately $4,613,000. During the year ended January 31, 1999, the gross realized gains on sales of securities totaled approximately $1,358,000, and the gross realized losses totaled approximately $5,472,000. During the year ended December 31, 1997, the gross realized gains on sales of securities totaled approximately $4,037,000, and the gross realized losses totaled approximately $2,503,000. The basis on which cost was determined in computing realized gain or loss is by the first-in, first-out method.

         The amortized cost and estimated fair value of debt securities at January 31, 2000, by contractual maturity, are as follows:

                                                                                                    ESTIMATED
                                                                           COST                     FAIR VALUE
                                                                           ----                     ----------
                                                                                    (IN THOUSANDS)
         Due in one year or less                                      $     374,310               $     374,075
         Due after one year through three years                              20,845                      20,549
         Due after three years                                               10,266                      10,003
                                                                       ------------                ------------

                                                                      $     405,421               $     404,627
                                                                      =============               =============

5.       INVENTORIES

         Inventories consist of:

                                                                                                     JANUARY 31,
                                                                                        1999                           2000
                                                                                        ----                           ----
                                                                                                   (IN THOUSANDS)
                          Raw materials                                            $      25,099                    $      41,391
                          Work in process                                                 11,171                           29,790
                          Finished goods                                                  12,344                           30,547
                                                                                   -------------                    -------------

                                                                                   $      48,614                    $     101,728
                                                                                   =============                    =============


6.         PROPERTY AND EQUIPMENT

         Property and equipment consists of:
                                                                                                     JANUARY 31,
                                                                                        1999                           2000
                                                                                        ----                           ----
                                                                                                   (IN THOUSANDS)


                          Fixtures and equipment                                   $     121,861                    $     166,966
                          Land                                                               226                           26,029
                          Software                                                         7,980                           18,315
                          Transportation vehicles                                          2,774                            1,597
                          Leasehold improvements                                           3,066                            7,640
                                                                                   -------------                    -------------
                                                                                         135,907                          220,547
                          Less accumulated depreciation
                                 and amortization                                        (70,377)                         (94,446)
                                                                                   -------------                    -------------

                                                                                   $      65,530                    $     126,101
                                                                                   =============                    =============

7.         OTHER ASSETS

         Other assets consist of:

                                                                                  JANUARY 31,
                                                                     1999                           2000
                                                                     ----                           ----
                                                                                (IN THOUSANDS)
             Software development costs,  net of
                accumulated amortization
                of $15,404 and $21,628                          $      16,095                    $      22,230
             Debt issue costs, net of accumulated
                amortization of $1,078 and $1,404                       9,140                            5,703

                Other assets                                            5,478                            8,301
                                                                -------------                    -------------

                                                                $      30,713                    $      36,234
                                                                =============                    =============


8.      BUSINESS COMBINATIONS

        In July 2000, the Company acquired all of the outstanding stock of Loronix Information Systems, Inc. ("Loronix"), a company that develops software-based digital video recording and management systems for 1,994,806 shares of the Company's common stock and the assumption of options to purchase 370,101 shares of the Company's common stock. The combination was accounted for as a pooling of interests.

        The table below sets forth the separate and combined results of Comverse and Loronix for the fiscal years ended December 31, 1997 and January 31, 1999 and 2000:

                                                                         CTI                   LORONIX               COMBINED
                                                                         ---                   -------               --------
                                                                              (In thousands, except share data amounts)
            DECEMBER 31, 1997
            Sales                                                  $      488,940           $     9,403           $      498,343
            Net income (loss)                                      $       34,525           $    (2,512)          $       32,013
            Earnings per share - diluted                           $         0.25                                 $         0.23

            JANUARY 31, 1999
            Sales                                                  $      696,094           $    12,711           $      708,805
            Net income (loss)                                      $      111,527           $    (2,162)          $      109,365
            Earnings per share - diluted                           $         0.78                                 $         0.75

            JANUARY 31, 2000
            Sales                                                  $      872,190           $    37,477           $      909,667
            Net income                                             $      170,261           $     2,886           $      173,147
            Earnings per share - diluted                           $         1.07                                 $         1.08

        The consolidated statement of income data combines the historical statement of income data of the Company for the years ended December 31, 1997 and January 31, 1999 and 2000 with the historical statement of income data of Loronix for the fiscal years ended December 31, 1997, 1998 and 1999, respectively.

        In July 2000, the Company acquired all of the outstanding stock of Syborg Informationsysteme GmbH, ("Syborg") a company that develops software-based digital voice and internet recording and workforce management systems, for 201,251 shares of the Company's common stock. The combination was accounted for as a pooling of interests. The Company did not restate prior financial statements for this acquisition, as such restatement would not be material.

        In August 2000, the Company acquired all of the outstanding stock of Exalink Ltd., ("Exalink") a company specializing in router-based Wireless Application Protocol gateways and applications software for the delivery of Internet-based services to all types of wireless devices, for 5,261,211 shares of the Company's common stock and the assumption of options and warrants to purchase 810,377 shares of the Company's common stock. The combination was accounted for as a pooling of interests. The Company did not restate prior financial statements for this acquisition, as such restatement would not be material.

        In August 2000, the Company acquired all of the outstanding stock of Gaya Software Industries, Ltd., ("Gaya") a company specializing in software-based intelligent internet protocol ("IP") gateways and voice-over-IP technology, for 283,758 shares of the Company's common stock and the assumption of options and warrants to purchase 10,505 shares of the Company's common stock. The combination was accounted for as a pooling of interests. The Company did not restate prior financial statements for this acquisition, as such restatement would not be material.

        In August 1999, the Company acquired all of the outstanding stock of InTouch Systems, Inc., ("InTouch") a company that develops and markets a suite of intelligent voice-controlled software applications, for 679,202 shares of the Company's common stock and the assumption of options to purchase 79,122 shares of the Company's common stock. The combination was accounted for as a pooling of interests. The Company did not restate prior financial statements for this acquisition due to immateriality and recorded the book value of the net assets of InTouch of $(1,122,000) in the statement of stockholders' equity.

        In February 1999, the Company acquired all of the outstanding stock of Amarex Technology, Inc., ("Amarex"), a company that develops software-based applications for the telephone network operator and call center markets, for 692,014 shares of the Company's common stock and the assumption of options and warrants to purchase 239,286 shares of the Company's common stock. The combination was accounted for as a pooling of interests. The Company did not restate prior financial statements for this acquisition due to immateriality and recorded the book value of the net assets of Amarex of $(268,000) in the statement of stockholders' equity.

        In January 1998, Boston Technology, Inc., a Delaware corporation, ("BTI") merged with and into Comverse in a transaction that was accounted for as a pooling of interests. BTI designed, developed, manufactured, marketed and supported standard and customized enhanced services platforms and software applications for the telephone network operator market. Pursuant to the merger, the issued and outstanding shares of BTI at the effective date of the merger were converted into an aggregate of approximately 54,423,556 shares of Comverse's common stock and outstanding options and warrants to purchase BTI stock were converted into options and warrants to purchase an aggregate of 10,374,796 Comverse shares.

        BTI had a January 31 fiscal year period, accordingly, the Company's consolidated financial statements for the year ended December 31, 1997 includes the operations of BTI for the eleven months ended December 31,

        1997. For the eleven months ended December 31, 1997, BTI had sales of approximately $210,525,000 and a net loss of approximately $7,503,000.

        In 1998, the Company changed its fiscal year from the calendar year to the fiscal year ending January 31, corresponding to BTI's fiscal year. As a result of the change in fiscal year, the Company's results of operations for the one month ended January 31, 1998 have previously been reported separately as a transition period and included on a transition report on Form 10-K. Consolidated statement of operations data for the one month ended January 31, 1998 is as follows:

                                                                                    (In thousands,
                                                                              except per share amounts)
               Sales                                                              $         14,401
               Cost of Sales                                                                21,146
               Selling, general and administrative expenses                                 51,892
               Research and development                                                     13,481
               Royalties and license fees                                                      520
               Merger and restructuring charges                                             41,877
                                                                                  ----------------
               Loss from operations                                                       (114,515)
               Interest and other income, net                                                  175
                                                                                  ----------------
               Loss before income tax                                                     (114,340)
               Income tax provision                                                           (867)
                                                                                  -----------------
               Net loss                                                           $       (115,207)
                                                                                  =================
               Net loss per share                                                 $          (0.89)
                                                                                  =================

        In connection with the merger with BTI, the Company has charged
        $41,877,000 to operations for merger and restructuring related charges.
        Such charges relate to the following:

        Asset write-downs and impairments
                                                                                    (In thousands)

              Research and development equipment                                     $      9,106
              Capitalized software costs                                                    2,987
              Prepaid license fees                                                          2,190
              Furniture and equipment                                                       1,474
              Other                                                                           161
                                                                                     ------------
              Total asset write-downs and impairments                                $     15,918
                                                                                     ============


        In connection with the merger with BTI, certain assets became impaired due to the closing of duplicative facilities, or the existence of duplicative technology of the merged companies. In addition, the Company decided to develop a new software platform for the combined company and to discontinue certain software enhancements under development which were previously capitalized. Accordingly, these assets were written down to their net realizable value at the time of the merger. Net realizable value was determined in accordance with the Company's accounting policies disclosed in Note 1.

        Severance and other restructuring charges
                                                                                   (In thousands)

             Terminated employment contracts and severance                          $      6,825
             Terminated leases of duplicative facilities                                     571
             Other                                                                           449
                                                                                    ------------
             Total                                                                  $      7,845
                                                                                    ============

        In connection with the merger with BTI, management having the requisite authority determined to close certain duplicate facilities, sever certain employees and otherwise streamline the combined operations. The Company also terminated certain employment contracts for employees that provided no future benefit to the merged companies. In connection with this plan, the Company recorded a charge for severance and related fringe benefits for 50 employees, consisting of 25 software engineers, 10 operations employees, 5 customer service employees and 10 general and administrative employees. The employees under employment contracts and employees who were terminated under the severance plan were considered redundant by the Company as a result of the merger. Prior to the merger, the Company and BTI each had sales offices in certain countries and, as a result of the merger, duplicative facilities were closed.

        A summary of the restructuring reserve is as follows:

                                                             One Month Ended                        Year Ended
                                                                January 31,                         January 31,
                                                                   1998                      1999                2000
                                                             -------------------------------------------------------------
                                                                                     (In thousands)
                Balance, beginning of period                    $        -                $    7,356          $     2,063
                Provision                                            7,845                         -                    -
                Payments for:
                   Terminated employment
                      contracts and severance                         (334)                   (4,528)              (1,952)
                   Duplicative facilities                              (56)                     (515)                   -
                   Other                                               (99)                     (250)                   -
                                                                -----------               -----------         -----------

                Balance, end of period                          $    7,356                $    2,063          $       111
                                                                ===========               ===========         ===========

        Professional fees and other direct merger expenses

        In connection with the merger with BTI, the Company recorded a charge of $11,040,000 for professional fees to lawyers, investment bankers and accountants, as well as other direct merger costs, such as printer fees for the proxy statement incurred directly in connection with the merger.


        Other merger related charges
                                                                (In thousands)

          Penalties under product development agreements         $     5,989
          Terminated development contracts                             1,085
                                                                 -----------
                                                                 $     7,074

        In connection with the merger with BTI, the Company also terminated certain existing development contracts which provided no future benefit to the merged companies. Prior to the merger, the Company had commitments with third parties to develop technology in which it was contractually obligated. As a result of the merger, the Company decided to develop a new software platform for the combined company and to discontinue certain enhancements under development. In addition, the Company incurred penalties under product development agreements relating to transfer of technology.

        In addition, approximately $36,055,000 has been charged to selling, general and administrative expenses in the one month period ended January 31, 1998 relating to the impairment of receivables resulting from the merger. Included in this amount is approximately $14.9 million from an international distributor who refused to pay the Company, claiming his exclusive distribution agreement was violated as a result of the merger. Also included in this amount is approximately $21.1 million that was due from customers who had switched as customers from BTI to the Company or from the Company to BTI. In order to continue good customer relations, the Company decided to forgive the amounts owed.

        Approximately $7,831,000 has been charged to cost of sales in the one month ended January 31, 1998 relating to the merger. Such charge relates to the write-off of inventory that was considered obsolete and duplicative as a result of the merger. Both the Company and BTI had two enhanced services platform products. As a result of the merger, the Company decided that one product from each of the Company and BTI would no longer be sold.


        In February 1997, the Company acquired all of the outstanding stock of Enhanced Communications Corporation ("ECC"), a company providing outsourcing of voice messaging, for 487,500 shares of the Company's common stock. The combination has been accounted for as a pooling of interests. The Company did not restate prior financial statements for this acquisition due to immateriality and recorded the book value of the net assets of ECC of $661,000 in the statement of stockholders' equity.


9.       ACCOUNTS PAYABLE AND ACCRUED EXPENSES

         Accounts payable and accrued expenses consist of:

                                                    JANUARY 31,
                                       1999                           2000
                                       ----                           ----
                                                  (IN THOUSANDS)

     Accounts payable             $      64,291                   $      76,546
     Accrued salaries                    22,732                          29,890
     Accrued vacation                     9,004                          13,568
     Accrued royalties                   18,165                          26,567
     Other accrued expenses              71,882                          89,289
                                  -------------                   -------------

                                  $     186,074                   $     235,860
                                  =============                   =============


10.        CONVERTIBLE SUBORDINATED DEBENTURES

        In June 1998, the Company issued $300,000,000 of convertible subordinated debentures bearing interest at 4-1/2% per annum, payable semi-annually. The debentures mature on July 1, 2005. The debentures are convertible into shares of the Company's common stock at a conversion price of $21.50 per share, subject to adjustment in certain events. The debentures are subordinated in right of payment to all existing and future senior indebtedness of the Company. The debentures are redeemable at the option of the Company, in whole or in part, at prices decreasing from 101.8% of the face amount on July 10, 2001 to par on July 10, 2003.

        The debenture holders may require the Company to repurchase the debentures at par in the event that the common stock ceases to be publicly traded and, in certain instances, upon a change in control of the Company.

        In October 1996, the Company issued $115,000,000 of convertible subordinated debentures bearing interest at 5-3/4% per annum, payable semi-annually. In October 1999, the Company called these debentures for redemption. The debentures were converted into 7,540,916 shares of common stock.


11.      LIABILITY FOR SEVERANCE PAY

         Liability for severance pay consists of the Company's unfunded liability for severance pay to employees of certain foreign subsidiaries and accrued severance to the Company's chief executive officer.

         Under Israeli law, the Company is obligated to make severance payments to employees of its Israeli subsidiaries on the basis of each individual's current salary and length of employment. These liabilities are currently provided primarily by premiums paid by the Company to insurance providers.

         The Company is obligated under an agreement with its chief executive officer to provide a severance payment upon the termination of his employment with the Company. Approximately $1,648,000 and $1,925,000 has been accrued as of January 31, 1999 and 2000, respectively, relating to this liability.


12.      COMMON STOCK

         STOCK SPLITS - On April 15, 1999, the Company effected a three-for-two stock split by paying a 50% stock dividend to stockholders of record on March 31, 1999. On April 3, 2000, the Company effected a two-for-one stock split by paying a 100% stock dividend to shareholders of record on March 27, 2000. All share and per share information has been retroactively restated in the consolidated financial statements to reflect these splits.

         INCREASE IN AUTHORIZED COMMON SHARES - At the Annual Meeting of Shareholders held on October 8, 1999, the Company's shareholders approved an amendment to the Company's Certificate of Incorporation to increase from 100,000,000 to 300,000,000 the aggregate number of authorized common shares of the Company. At the Annual Meeting of Shareholders held on September 15, 2000, the Company's shareholders approved an amendment to the Company's Certificate of Incorporation to increase from 300,000,000 to 600,000,000 the aggregate number of authorized common shares of the Company.


13.     STOCK OPTIONS

        EMPLOYEE STOCK OPTIONS - At January 31, 2000, 23,810,758 shares of common stock were reserved for issuance upon the exercise of options then outstanding and 305,062 shares were available for future grant under Comverse's Stock Option Plans, under which options may be granted to key employees, directors, and other persons rendering services to the Company. Options which are designated as "incentive stock options" under the option plans may be granted with an exercise price not less than the fair market value of the underlying shares at the date of grant and are subject to certain quantity and other limitations specified in Section

        422 of the Internal Revenue Code. Options which are not intended to qualify as incentive stock options may be granted at any price, but not less than the par value of the underlying shares, and without restriction as to amount. The options and the underlying shares are subject to adjustment in accordance with the terms of the plans in the event of stock dividends, recapitalizations and similar transactions. The right to exercise the options generally vests in annual increments over periods of up to four years from the date of grant or the date of commencement of the grantee's employment with the Company, up to a maximum term of ten years for all options granted.

        The changes in the number of options were as follows:

                                                                                  YEAR ENDED
                                                       ------------------------------------------------------------------
                                                         DECEMBER 31,                           JANUARY 31,
                                                            1997                     1999                      2000
                                                            ----                     ----                      ----
        Outstanding at beginning of year                   17,061,447                25,184,797               21,243,496
        Options from pooling
               of interests transactions                            -                         -                  224,758
        Granted during the year                             3,472,716                 2,788,526                8,589,990
        Exercised during the year                          (3,772,890)               (5,792,064)              (5,477,611)
        Canceled, terminated and expired                     (534,150)                 (937,763)                (769,875)
                                                       ---------------           ---------------         ----------------

        Outstanding at end of year                         16,227,123                21,243,496               23,810,758
                                                       ===============           ===============         ================

        At January 31, 2000, options to purchase an aggregate of 7,250,424 shares were vested and currently exercisable under the option plans and options to purchase an additional 16,560,334 shares vest at various dates extending through the year 2003.

        Weighted average option exercise price information was as follows:

                                                                               YEAR ENDED
                                                    -------------------------------------------------------------
                                                     DECEMBER 31,                            JANUARY 31,
                                                       1997                      1999                      2000
                                                       ----                      ----                      ----
        Outstanding at beginning of year             $   5.62                  $   8.64                 $   9.59
        Assumed from pooling of interests                    -                         -                    3.16
        Granted during the year                         14.10                     10.53                    43.98
        Exercised during the year                        4.13                      5.87                     8.23
        Canceled, terminated and expired                 7.29                     10.38                    11.96
        Exercisable at year end                          4.08                      6.87                     9.05

        Significant option groups outstanding at January 31, 2000 and related weighted average price and life information were as follows:

                                                    Weighted Average          Weighted                                Weighted
        Range of                  Number               Remaining               Average               Number            Average
        Exercise Price         Outstanding          Contractual Life        Exercise Price        Exercisable       Exercise Price
        --------------         -----------          ----------------        --------------        -----------       --------------
        $  0.63 - $12.99        12,180,115               7.38                $   8.98               5,878,726         $   7.75
        $ 13.00 - $38.96         3,983,781               7.63                   16.06               1,350,098            14.12
        $ 38.99 - $51.95         7,644,938               9.69                   46.51                  21,600            46.50
        $ 51.97 - $77.92             1,924               9.84                   63.68                       -                -
                                ----------               ----                --------               ---------         --------

                                23,810,758               8.16                $  22.05               7,250,424         $   9.05
                                ==========               ====                ========               =========         ========

        The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its option plans. Accordingly, as all options have been granted at exercise prices equal to fair market value on the date of grant, no compensation expense has been recognized by the Company in connection with its stock-based compensation plans. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced by approximately $14,058,000, $29,261,000 and $45,239,000 or $0.10,
        $0.20 and $0.27 per diluted share for the years ended December 31, 1997 and January 31, 1999 and 2000, respectively. The weighted average fair value of the options granted for the years ended December 31, 1997 and January 31, 1999 and 2000, respectively, is estimated at $7.67, $5.51 and $21.54 on the date of grant (using the Black-Scholes option pricing model) with the following weighted average assumptions for the years ended December 31, 1997 and January 31, 1999 and 2000, respectively: volatility of 56%, 56% and 56%; risk-free interest rate of 6.5%, 4.7% and 5.9%; and an expected life of 4.7, 5.0 and 4.1 years.

        OPTIONS ON SUBSIDIARY SHARES - In accordance with the requirements of his employment agreement, the chief executive officer of Comverse holds options to acquire up to 7.5% of the shares of certain subsidiaries, other than Comverse Network Systems, Inc. In addition, Comverse has granted to certain other employees of the Company options to acquire shares of certain subsidiaries, other than Comverse Network Systems, Inc. Such option issuances are not tied to the performance of the subsidiaries, but are intended to incentivize employees in the units for which they have direct responsibility. The portion of the shares of the subsidiaries upon which such options have been granted varies among the subsidiaries affected, not exceeding in any instance 20% of the shares outstanding assuming exercise in full. The options have terms of up to 15 years and become exercisable and vest over various periods ranging up to seven years from the date of initial grant. The exercise price of each option is equal to the higher of the book value of the underlying shares at the date of grant or the fair market value of such shares at that date determined on the basis of an arms'-length transaction with a third party or, if no such transactions have occurred, on a reasonable basis as determined by a committee of the Board of Directors.


14.     WARRANTS

        In November 1995, the Company entered into an agreement to supply its products to a customer. Pursuant to this agreement, the Company issued warrants to purchase shares of its common stock at an exercise price of $7.18 per share. The warrants vest in five equal annual increments, commencing with the first anniversary of the date of grant, and remain exercisable for 30 months after first becoming exercisable. As of January 31, 2000, warrants to purchase 1,914,432 shares are outstanding, none of which are exercisable.

15.     EMPLOYEE STOCK PURCHASE PLAN

        Under the 1997 Employee Stock Purchase Plan ("ESPP"), all employees who had completed three months of employment are entitled, through payroll deductions of amounts up to 10% of their base salary, to purchase shares of the Company's common stock at 85% of the lesser of the market price at the offering commencement date or the offering termination date. The number of shares available under the ESPP is 2,000,000, of which 587,682 had been issued as of January 31, 2000.

16.     EARNINGS PER SHARE ("EPS")

         Basic earnings per share is determined by using the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share further assumes the issuance of common shares for all dilutive potential common shares outstanding. The calculation for earnings per share for the years ended December 31, 1997 and January 31, 1999 and 2000 was as follows:

                                 DECEMBER 31, 1997                   JANUARY 31, 1999                   JANUARY 31, 2000
                          ---------------------------------   -------------------------------  --------------------------------
                                                Per Share                          Per Share                         Per Share
                           Income      Shares    Amount        Income      Shares    Amount      Income      Shares    Amount
                           ------      ------    ------        ------      ------    ------      ------      ------    ------
                                                           (In thousands, except per share data)
   BASIC EPS
   Net Income             $  32,013    129,034   $ 0.25      $109,365    134,389     $ 0.81    $ 173,147     145,889   $ 1.19
                                                 ======                              ======                            ======

   EFFECT OF DILUTIVE
        SECURITIES
   Options and warrants                 10,668                            11,050                             13,905
   Convertible debentures                                                                         19,399      19,192
                          ---------  ---------   ------     ---------    --------    ------    ---------  ----------   ------

   DILUTED EPS            $  32,013    139,702   $ 0.23     $ 109,365    145,439     $ 0.75    $ 192,546     178,986   $ 1.08
                          =========    =======   ======     =========    ========    ======    =========  ==========   ======

         Debentures convertible into 7,540,984 shares and 21,494,472 shares were outstanding as of December 31, 1997 and January 31, 1999, respectively, but were not included in the computation of diluted EPS because the effect of including them would be antidilutive.


17.      INTEREST AND OTHER INCOME, NET

         Interest and other income, net, consists of the following:

                                                 YEAR ENDED
                                 DECEMBER 31,              JANUARY 31,
                                   1997              1999              2000
                                   ----              ----              ----
                                                (IN THOUSANDS)

 Interest and dividend income   $     15,847    $     25,552     $      36,872
 Interest expense                     (9,761)        (16,141)          (19,423)
 Other, net                           (1,129)         (1,096)             (854)
                                ------------    ------------     -------------
                                $      4,957    $      8,315     $      16,595
                                ============    ============     =============

18.      INCOME TAXES

         The provision for income taxes consists of the following:

                                             YEAR ENDED
                          DECEMBER 31,                JANUARY 31,
                            1997                1999              2000
                            ----                ----              ----
                                           (IN THOUSANDS)

 Current:
   Federal              $     3,471        $          -       $        171
   State                        703                 127                769
   Foreign                    2,216              11,664             14,743
                        -----------        ------------       ------------

                              6,390              11,791             15,683
                        -----------        ------------       ------------

 Deferred (benefit):
   Federal                    2,835                (430)               (49)
   State                        222                  13                  5
   Foreign                      (17)                409                 59
                        ------------       ------------       ------------

                              3,040                  (8)                15
                        -----------        -------------      ------------

                        $     9,430        $     11,783       $     15,698
                        ===========        ============       ============


         The reconciliation of the U.S. Federal statutory tax rate to the Company's effective tax rate is as follows:

                                                   YEAR ENDED
                                  DECEMBER 31,              JANUARY 31,
                                    1997              1999              2000
                                    ----              ----              ----

 U.S. Federal statutory rate           35%               35%               35%
 Consolidated worldwide income
      in excess of U.S. income        (33)              (38)              (36)
 Foreign income taxes                   5                 9                 8
 Other                                 16                 4                 1
                                  --------          --------          --------
 Company's effective tax rate          23%               10%                8%
                                  ========          ========          ========


           Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) operating loss carryforwards. The tax effects of significant items comprising the Company's deferred tax asset and liability at January 31, 1999 and 2000 is as follows:

                                                               JANUARY 31,
                                                       1999                   2000
                                                       ----                   ----
                                                              (IN THOUSANDS)
Deferred tax liability:
  Expenses deductible for tax purposes and
     not for financial reporting purposes           $       633            $        722
  Unrealized gain on available-for-sale securities        1,301                   1,154
                                                    -----------            ------------
                                                    $     1,934            $      1,876
                                                    ===========            ============
Deferred tax asset:
  Reserves not currently deductible                 $    23,028            $     19,690
  Tax loss carryforwards                                 26,824                 105,378
  Inventory capitalization                                  365                     504
                                                    -----------            ------------
                                                         50,217                 125,572
Less: valuation allowance                               (48,018)               (123,335)
                                                    ------------           -------------

       Total deferred tax asset                     $     2,199            $      2,237
                                                    ===========            ============


         At January 31, 2000, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $284.7 million, which begin to expire in 2012.

         Income tax has not been provided on unrepatriated earnings of foreign subsidiaries as currently it is the intention of the Company to reinvest such foreign earnings in their operations.


19.      BUSINESS SEGMENT INFORMATION

         The Company has historically operated its business based on different geographical regions. During the year ended January 31, 2000, the Company changed the manner in which it operates into its various product business units.

         The Company's reporting segments are as follows:

         Enhanced Services Platform Products - Enables telecommunications network operators to offer a variety of revenue-generating services, including a broad range of integrated messaging, information distribution and personal assistant services, such as call answering, voice mail, fax mail, unified messaging, pre-paid services, wireless data and Internet-based services.

         Signaling Software Products - Interconnects the complex switching, database and messaging systems and manage the vital number, routing and billing information that form the backbone of today's communication networks. These products also enable voice and data networks to interoperate, or converge, allowing service providers to offer such converged network services as voice over the Internet and Internet call waiting.

         Digital Monitoring Systems Products - Supports the voice, fax, data and video recording and analysis activities of call centers and a variety of other commercial and governmental organizations and supports the monitoring, recording, surveillance, and information gathering and analysis activities of law enforcement and intelligence agencies.

         All Other - Includes other miscellaneous operations.

         The table below presents information about operating income/loss and segment assets as of and for the year ended January 31, 2000:

                                 Enhanced                               Digital
                                 Services            Signaling         Monitoring
                                 Platform            Software           Systems           All        Reconciling      Consolidated
                                 Products            Products          Products          Other          Items          Totals
                           --------------------------------------------------------------------------------------------------------
                                                                      (In thousands)
         Sales                $      755,597      $     25,831      $    115,551    $    19,494    $      (6,806)   $      909,667

         Operating Income
                (Loss)        $      182,836      $      2,809      $     (9,530)   $    (2,043)   $      (1,822)   $      172,250

         Total Assets         $      694,872      $     17,794      $     99,183    $    39,512    $     521,486    $    1,372,847


         Reconciling items consist of the following:

             Sales - elimination of intersegment revenues
             Operating Income - elimination of intersegment operating income and corporate operations. Total Assets - elimination of intersegment receivables and unallocated corporate assets.

         Historical operating information could not be reasonably restated for prior years based on the Company's new operating structure. Historical condensed operating information based on geographical regions for the years ended December 31, 1997 and January 31, 1999 were as follows:

                                             UNITED
                                             STATES           ISRAEL            OTHER           ELIMINATIONS         TOTAL
                                             ------           ------            -----           ------------         -----
                                                                             (IN THOUSANDS)
             YEAR ENDED
             DECEMBER 31, 1997

             Sales                      $     352,005     $      203,636      $    19,067        $   (76,365)   $     498,343
             Costs and expenses              (353,759)          (163,847)         (18,292)            74,041         (461,857)
                                        -------------     --------------      -----------        -----------    -------------
             Operating income (loss)    $      (1,754)    $       39,789      $       775        $    (2,324)   $      36,486
                                        =============     ==============      ===========        ===========    =============

             YEAR ENDED
             JANUARY 31, 1999

             Sales                      $     354,407     $      407,809      $    33,510        $   (86,921)   $     708,805
             Costs and expenses              (379,890)          (274,218)         (31,009)            89,145         (595,972)
                                        -------------     --------------      -----------        -----------    -------------
             Operating income (loss)    $     (25,483)    $      133,591      $     2,501        $     2,224    $     112,833
                                        =============     ==============      ===========        ===========    =============

            Sales by country, based on end-user location, as a percentage of total sales, for the years ended December 31, 1997 and January 31, 1999 and 2000 were as follows:

                        DECEMBER 31,                     JANUARY 31,
                        ------------                     -----------
                            1997                1999                   2000
                            ----                ----                   ----

     United States          34%                 27%                     24%
     Germany                 4%                 11%                     10%
     Japan                  13%                  8%                      9%
     Other foreign          49%                 54%                     57%
                        -------              ------                --------
     Total                 100%                100%                    100%
                        =======              ======                ========

             No customer accounted for 10% or more of sales for the years ended December 31, 1997, January 31, 1999 or January 31, 2000.

             Long-lived assets by country of domicile consist of:

                                                     JANUARY 31,
                                            1999                   2000
                                            ----                   ----
                                                   (IN THOUSANDS)

              United States              $    52,784           $      72,494
              Israel                          41,826                  95,275
              Other                            2,462                  10,570
                                         -----------           -------------

                                         $    97,072           $     178,339
                                         ===========           =============


20.      COMMITMENTS AND CONTINGENCIES

         LEASES - The Company leases office, manufacturing, and warehouse space under non-cancelable operating leases. Rent expense for all leased premises approximated $11,785,000, $15,168,000 and $22,500,000 in the years ended December 31, 1997 and January 31, 1999 and 2000, respectively.

         As of January 31, 2000, the minimum annual rent obligations of the Company were approximately as follows:

              TWELVE MONTHS ENDED
                  JANUARY 31,                            AMOUNT
                                                     (IN THOUSANDS)

                      2001                          $      22,633
                      2002                                 18,018
                      2003                                 16,537
                      2004                                 15,323
                  2005 and thereafter                      41,026
                                                    -------------

                                                    $     113,537
                                                    =============

         EMPLOYMENT AGREEMENTS - The Company is obligated under employment contracts with its chief executive officer to provide salary, bonuses, and fringe benefits through January 31, 2004. Minimum salary payments under the contracts currently amount to $642,000 per year. The executive is entitled to annual bonuses equal to at least 2.75% of the Company's consolidated after-tax net income during each year, determined without regard to acquisition-related expenses and charges. Following termination or expiration of the term of employment, the executive is entitled to receive a severance payment equal to $112,736 times the number of years from the beginning of his employment with the Company, the amount of which payment increases at the rate of 10% per annum compounded for each year of employment following December 31, 2000, plus continued fringe benefits for three years and insurance coverage for up to 10 years. If the executive's employment is terminated by the Company without "cause", or by the executive for "good reason" (as those terms are defined in the agreement), the executive is entitled to additional payments attributable to the salary, bonus and the monetary equivalence of other benefits which he otherwise would have expected to receive for a period of three years or the balance of the agreement term, whichever is longer. If such termination occurs following a change in control of the Company, the required additional payment is three times the executive's annual salary and bonus, and the executive is additionally entitled to the accelerated vesting of all retirement benefits and stock options, and payments sufficient to reimburse any associated excise tax liability and income tax resulting from such reimbursement. The agreements also provide for the executive to receive options entitling him to purchase 7-1/2% of the equity of Comverse's subsidiaries, other than Comverse Network Systems, Inc., at prices equal to the higher of the book value of the underlying shares at the date of option grant or the fair market value of such shares at that date determined on the basis of an arms'-length transaction with a third party or, if no such transactions have occurred, on a reasonable basis as determined by the Board of Directors. These options, as well as any options granted the executive under the Company's stock option or stock incentive plans, become fully vested, exercisable and nonforfeitable in the event of a change in control of the Company, the termination of the executive's employment by the Company without cause or by the executive for good reason, or the executive's death or disability.

         Most other employment agreements of the Company are terminable with or without cause with prior notice of 90 days or less. In certain instances, the termination of employment agreements without cause entitles the employees to certain benefits, including acceleration of the vesting of stock options and severance payments of as much as one year's compensation.

         LICENSES AND ROYALTIES - The Company licenses certain technology, "know-how," software and related rights for use in the manufacture and marketing of its products, and pays royalties to third parties under such licenses and under other agreements entered into in connection with research and product development activities. The Company currently pays royalties on the sale of most of its product lines in varying amounts based upon the revenues attributed to the various components of such products. Royalties typically range up to 6% of net sales of the related products and, in the case of royalties due to government funding sources in respect of research and development projects, are required to be paid until the funding organization has received total royalties ranging from 100% to 150% of the amounts received by the Company under the approved project budgets.

         DIVIDEND RESTRICTIONS - The ability of Comverse's Israeli subsidiaries to pay dividends is governed by Israeli law, which provides that cash dividends may be paid by an Israeli corporation only out of retained earnings as determined for statutory purposes in Israeli currency. In the event of a devaluation of the Israeli currency against the dollar, the amount in dollars available for payment of cash dividends out of prior years' earnings will decrease accordingly. Cash dividends paid by an Israeli corporation to United States residents are subject to withholding of Israeli income tax at source at a rate of up to 25%, depending on the particular facilities which have generated the earnings that are the source of the dividends.

        INVESTMENTS - In 1997, wholly-owned subsidiaries of Comverse and Quantum Industrial Holdings Ltd. organized two new companies to make investments primarily relating to Israel, including investments in high technology ventures. Each participant committed a total of $37,500,000 to the capital of the new companies, for use as suitable investment opportunities are identified. Quantum Industrial Holdings Ltd. is the principal direct investment vehicle of the Quantum Group, a group of investment funds managed by Soros Fund Management LLC. As of January 31, 1999 and 2000, the Company has invested approximately $3,100,000 and $11,300,000, respectively, related to these ventures which are included in the caption "Investments" in the accompanying balance sheets.

         GUARANTIES - The Company has obtained bank guaranties primarily for performance of certain obligations under contracts with customers. These guaranties, which aggregated approximately $58,405,000 at January 31, 2000, are to be released by the Company's performance of specified contract milestones, which are scheduled to be completed primarily during 2000.

         LITIGATION - The Company is subject to certain legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that their final resolution will not have any significant adverse effect upon the Company's financial position or results of operations.


21.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                                   JANUARY 31,
                                                    --------------------------------------------------------------------------
                                                                   1999                                     2000
                                                                   ----                                     ----
                                                       CARRYING           ESTIMATED               CARRYING          ESTIMATED
                                                        AMOUNT           FAIR VALUE                AMOUNT          FAIR VALUE
                                                        ------           ----------                ------          ----------
                                                                                    (IN THOUSANDS)
        Liabilities:
           Convertible subordinated debentures      $     415,000      $     646,475            $     300,000    $  1,313,400

        Off-balance sheet financial instruments:
        Foreign exchange forward contracts and
           options used for hedging purposes        $           -      $        (909)           $           -    $          -


         CASH AND CASH EQUIVALENTS, BANK TIME DEPOSITS, SHORT-TERM INVESTMENTS, ACCOUNTS RECEIVABLE, INVESTMENTS, AND ACCOUNTS PAYABLE - The carrying amounts of these items are a reasonable estimate of their fair value.

         CONVERTIBLE SUBORDINATED DEBENTURES AND FOREIGN EXCHANGE FORWARD CONTRACTS - The fair value of these securities is estimated based on quoted market prices or recent sales for those or similar securities.

         The fair value estimates presented herein are based on pertinent information available to management as of January 31, 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.


22.        EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

         During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires that all derivative financial instruments be recognized as either assets or liabilities in the balance sheet. Measurement is at fair value, and if the derivative is not designed as a hedging instrument, changes in fair value (i.e., gains and losses) are to be recognized in earnings in the period of change. If certain conditions are met, a derivative may be designed as a hedge, in which case the accounting for changes in fair value will depend on the specific exposure being hedged. The method that will be used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must be established at the inception of the hedge. The methods must be consistent with the Company's approach to managing risk. SFAS 133, as amended by Statement of Financial Accounting Standards No. 137, will be effective for fiscal years beginning after June 15, 2000. The Company is currently evaluating the impact that the adoption of SFAS 133 will have on its financial statements.

         In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principals to revenue recognition in financial statements. The Company is required to adopt SAB 101 in the fourth quarter of fiscal 2000. The Company is currently evaluating the impact that the adoption of SAB 101 will have on its financial statements.

23.      QUARTERLY INFORMATION (UNAUDITED)

         The following table shows selected results of operations for each of the quarters during the years ended January 31, 1999 and 2000:

                                                                       FISCAL QUARTER ENDED
                    APRIL 30,     JULY 31,     OCT. 31,      JAN. 31,       APRIL 30,         JULY 31,        OCT. 31,     JAN. 31
                      1998         1998          1998          1999           1999              1999            1999         2000
                   ----------------------------------------------------------------------------------------------------------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales              $  162,385    $ 169,389    $ 183,444      $ 193,587     $  207,897         $ 216,810      $ 232,893    $ 252,067
Gross profit           95,169      100,294      109,145        116,084        125,936           132,971        142,970      155,042
Net income             23,301       25,179       29,225         31,660         36,192            41,023         44,035       51,897

Diluted earnings
  per share        $     0.16    $    0.17    $    0.20      $    0.21     $     0.24         $    0.26      $    0.27    $    0.30
                   ==========    =========    =========      =========     ==========         =========      =========    =========


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


RESULTS OF OPERATIONS

INTRODUCTION

           In July 2000, Comverse acquired all of the outstanding stock of Loronix Information Systems, Inc., a Nevada corporation ("Loronix"), in a transaction accounted for as a pooling of interests. The Company's financial statements for the years ended January 31, 2000 and 1999 and December 31, 1997 include the operations of Loronix for the years ended December 31, 1999, 1998 and 1997 respectively.

           In January 1998, Comverse consummated a merger (the "Merger") with Boston Technology, Inc., a Delaware corporation ("Boston"), in a transaction accounted for as a pooling of interests. The Company's financial statements for the year ended December 31, 1997 include the operations of Boston for the eleven months ended December 31, 1997.

           Cost of sales include material costs, subcontractor costs, salary and related benefits for the operations and service departments, depreciation and amortization of equipment used in the operations and service departments, amortization of capitalized software costs and an overhead allocation. Research and development costs include salaries and related benefits as well as travel, depreciation and amortization of research and development equipment, an overhead allocation, as well as other costs associated with research and development activities. Selling, general and administrative costs include salary and related benefits, travel, depreciation and amortization, marketing and promotional materials, recruiting expenses, professional fees, facility costs, as well as other costs associated with sales, marketing, finance and administrative departments.


YEAR ENDED JANUARY 31, 2000 COMPARED TO YEAR ENDED JANUARY 31, 1999

           Sales. Sales for the fiscal year ended January 31, 2000 ("fiscal 1999") increased by approximately $200.9 million, or 28%, compared to fiscal year ended January 31, 1999 ("fiscal 1998"). This increase is primarily attributable to an increase in sales of ESP products of approximately $161.5 million. Such increase was principally due to increased sales to European customers. In addition, sales of multimedia digital monitoring systems and network signaling software products increased by approximately $31.3 million and $6.3 million, respectively.

           Cost of Sales. Cost of sales for fiscal 1999 increased by approximately $64.6 million, or 22%, as compared to fiscal 1998. The increase in cost of sales is primarily attributable to increased materials and production costs of approximately $40 million due to the increase in sales and increased personnel-related costs of approximately $23 million due to hiring of additional personnel and increased compensation and benefits for existing personnel. Gross margins increased from approximately 59% in fiscal 1998 to approximately 61% in fiscal 1999.

           Selling, General and Administrative Expenses. Selling, general and administrative expenses for fiscal 1999 increased by approximately $36.9 million, or 23%, compared to fiscal 1998, but as a percentage of sales decreased from approximately 22% in fiscal 1998 to approximately 21% in fiscal 1999. The increase was primarily due to hiring of additional personnel and increased compensation and benefits for existing personnel to support the increased level of sales during fiscal 1999.

           Research and Development. Net research and development expenses for fiscal 1999 increased by approximately $35.6 million, or 27%, compared to fiscal 1998 due to overall growth of research and development operations and the initiation of significant new research and development projects. The increase was primarily due to hiring of additional personnel and increased compensation and benefits for existing personnel to support the higher volume of research and development activities.

           Royalties and License Fees. Royalties and license fees for fiscal 1999 increased by approximately $2.3 million, or 14%, compared to fiscal 1998. The increase was primarily a result of the growth in sales of royalty bearing products.

           Interest and Other Income, Net. Interest and other income, net, for fiscal 1999 increased by approximately $8.3 million as compared to fiscal 1998. The principal reasons for the increase are increased interest and dividend income of approximately $11.3 million and increased realized gains on the Company's investments of approximately $11.2 million. These increases were partially offset by increased interest expense of approximately $3.3 million and a change in foreign currency gains/losses of approximately $12.3 million. The increase in interest and dividend income and interest expense is primarily a result of the inclusion for a full year in fiscal 1999 of the Company's $300 million convertible subordinated debentures issued in June 1998.

           Income Tax Provision. Provision for income taxes increased from fiscal 1998 to fiscal 1999 by approximately $3.9 million, or 33%, due to increased pre-tax income. Our overall effective tax rate decreased from approximately 10% during fiscal 1998 to approximately 8% in fiscal 1999. The Company's overall rate of tax is reduced significantly by the tax benefits associated with qualified activities of certain of its Israeli subsidiaries, which are entitled to favorable income tax rates under a program of the Israeli Government for "Approved Enterprise" investments in that country.

           Net Income. Net income increased by approximately $63.8 million, or 58%, in fiscal 1999 compared to fiscal 1998, while as a percentage of sales increased from approximately 15% in fiscal 1998 to approximately 19% in fiscal 1999. The increase resulted primarily from the factors described above.


YEAR ENDED JANUARY 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1997

           Sales. Sales for fiscal 1998 increased by approximately $210.5 million, or 42%, compared to fiscal year ended December 31, 1997 ("fiscal 1997"). This increase is primarily attributable to an increase in sales of ESP products of approximately $176.8 million. Such increase was principally due to increased sales to European customers. In addition, sales of multimedia digital monitoring systems increased by approximately $28.3 million.

           Cost of Sales. Cost of sales for fiscal 1998 increased by approximately $78.8 million, or 38%, as compared to fiscal 1997. The increase in cost of sales is primarily attributable to increased materials and production costs of approximately $48 million due to the increase in sales, increased personnel-related costs of approximately $14 million due to hiring of additional personnel and increased compensation and benefits for existing personnel, and an increase in overhead costs of approximately $8.5 million. Gross margins increased from approximately 58% in fiscal 1997 to approximately 59% in fiscal 1998.

           Selling, General and Administrative Expenses. Selling, general and administrative expenses for fiscal 1998 increased by approximately $15.1 million, or 11%, compared to fiscal 1997, but as a percentage of sales decreased from approximately 29% in fiscal 1997 to approximately 22% in fiscal 1998. The increase was primarily due to hiring of additional personnel and increased compensation and benefits for existing personnel to support the increased level of sales during fiscal 1998.

           Research and Development. Net research and development expenses for fiscal 1998 increased by approximately $36.0 million, or 37%, compared to fiscal 1997 due to overall growth of research and development operations and the initiation of significant new research and development projects. The increase was primarily due to hiring of additional personnel and increased compensation and benefits for existing personnel to support the higher volume of research and development activities.

           Royalties and License Fees. Royalties and license fees for fiscal 1998 increased by approximately $4.2 million, or 34%, compared fiscal 1997. The increase was primarily a result of the growth in sales of royalty bearing products.

           Interest and Other Income, Net. Interest and other income, net, for fiscal 1998 increased by approximately $3.4 million as compared to fiscal 1997. The principal reasons for the increase are increased interest and dividend income of approximately $9.7 million and a change in foreign currency gains/losses of approximately $5.0 million. These increases were partially offset by increased interest expense of approximately $6.4 million and net realized losses on the Company's investments of approximately $5.6 million. The increase in interest and dividend income and interest expense in fiscal 1998 is primarily a result of the issuance by the Company of $300 million convertible subordinated debentures issued in June 1998.

           Income Tax Provision. Provision for income taxes increased from fiscal 1997 to fiscal 1998 by approximately $2.4 million, or 25%, due to increased pre-tax income. Our overall effective tax rate decreased from approximately 23% during fiscal 1997 to approximately 10% in fiscal 1998. The Company's overall rate of tax is reduced significantly by the tax benefits associated with qualified activities of certain of its Israeli subsidiaries, which are entitled to favorable income tax rates under a program of the Israeli Government for "Approved Enterprise" investments in that country.

           Net Income. Net income increased by approximately $77.4 million, or 242%, in fiscal 1998 compared to fiscal 1997, while as a percentage of sales increased from approximately 6% in fiscal 1997 to approximately 15% in fiscal 1998. The increase resulted primarily from the factors described above.


TRANSITION PERIOD

           In 1998, the Company changed its fiscal year from the calendar year to the fiscal year ending January 31, corresponding to Boston's fiscal year. As a result of the change in fiscal year, the Company's results of operations for the one month ended January 31, 1998 have previously been reported separately as a transition period and included on a transition report on Form 10-K. The Company had sales of approximately $14.4 million, costs and expenses of approximately $129.6 million, and a net loss of approximately $115.2 million for the one month ended January 31, 1998.

           In connection with the Merger, the Company has charged $41,877,000 to operations for merger and restructuring related charges. Such charges relate to the following:


         Asset write-downs and impairments
                                                               (In thousands)

          Research and development equipment                    $      9,106
          Capitalized software costs                                   2,987
          Prepaid license fees                                         2,190
          Furniture and equipment                                      1,474
          Other                                                          161
                                                                ------------
          Total asset write-downs and impairments               $     15,918
                                                               =============


           In connection with the Merger, certain assets became impaired due to the closing of duplicative facilities, or the existence of duplicative technology of the merged companies. In addition, the Company decided to develop a new software platform for the combined company and to discontinue certain software enhancements under development which were previously capitalized. Accordingly, these assets were written down to their net realizable value at the time of the merger.

       Severance and other restructuring charges
                                                               (In thousands)

       Terminated employment contracts and severance            $      6,825
       Terminated leases of duplicative facilities                       571
       Other                                                             449
                                                                ------------
       Total                                                    $      7,845
                                                                ============

           In connection with the Merger, management having the requisite authority determined to close certain duplicate facilities, sever certain employees and otherwise streamline the combined operations. The Company also terminated certain employment contracts for employees that provided no future benefit to the merged companies. In connection with this plan, the Company recorded a charge for severance and related fringe benefits for 50 employees, consisting of 25 software engineers, 10 operations employees, 5 customer service employees and 10 general and administrative employees. The employees under employment contracts and employees who were terminated under the severance plan were considered redundant by the Company as a result of the Merger. Prior to the Merger, the Company and Boston each had sales offices in certain countries and, as a result of the Merger, duplicative facilities were closed.


       Professional fees and other direct merger expenses

           In connection with the Merger, the Company recorded a charge of $11,040,000 for professional fees to lawyers, investment bankers and accountants, as well as other direct merger costs, such as printer fees for the proxy statement incurred directly in connection with the merger.

       Other merger related charges
                                                                 (In thousands)

       Penalties under product development agreements             $     5,989
       Terminated development contracts                                 1,085
                                                                  -----------
                                                                  $     7,074
                                                                  ===========

           In connection with the Merger, the Company also terminated certain existing development contracts which provided no future benefit to the merged companies. Prior to the Merger, the Company had commitments with third parties to develop technology in which it was contractually obligated. As a result of the Merger, the Company decided to develop a new software platform for the combined company and to discontinue certain enhancements under development. In addition, the Company incurred penalties under product development agreements relating to transfer of technology.

           In addition, approximately $36,055,000 has been charged to selling, general and administrative expenses in the one month period ended January 31, 1998 relating to the impairment of receivables resulting from the Merger. Included in this amount is approximately $14.9 million from an international distributor who refused to pay the Company, claiming his exclusive distribution agreement was violated as a result of the Merger. Also included in this amount is approximately $21.1 million that was due from customers who had switched as customers from Boston to the Company or from the Company to Boston. In order to continue good customer relations, the Company decided to forgive the amounts owed.

           Approximately $7,831,000 has been charged to cost of sales in the one month ended January 31, 1998 relating to the Merger. Such charge relates to the write-off of inventory that was considered obsolete and duplicative as a result of the Merger. Both the Company and Boston had two ESP products. As a result of the Merger, the Company decided that one product from each of the Company and Boston would no longer be sold.

LIQUIDITY AND CAPITAL RESOURCES

           The Company's working capital at January 31, 2000 and 1999 was approximately $858.3 million and $712.2 million, respectively.

           Operations for the years ended January 31, 2000 and 1999 and December 31, 1997, after adding back non-cash items, provided cash of approximately $208.1 million, $131.5 million and $55.1 million, respectively. During such years, other changes in working capital used cash of approximately $30.8 million, $27.8 million and $36.1 million, respectively, resulting in cash being provided by operating activities of approximately $177.4 million, $103.6 million and $19.0 million, respectively.

           Investment activities for the years ended January 31, 2000 ("Fiscal 1999") and 1999 ("Fiscal 1998") and December 31, 1997 ("Fiscal 1997") used cash of approximately $475.7 million, $10.5 million and $97.2 million, respectively. These amounts include (i) additions to property in Fiscal 1999, Fiscal 1998 and Fiscal 1997 of approximately $85.6 million, $25.6 million and $37.3 million, respectively; (ii) maturities and sales (purchases) of bank time deposits and investments, net, of approximately ($377.6) million, $24.3 million and ($53.5) million, respectively; and (iii) capitalization of software development costs of approximately $12.5 million, $9.1 million and $6.5 million, respectively. The property additions in Fiscal 1999 include the increase of the Company's fixtures and equipment as a result of the growth of the Company and the purchase of land by the Company of approximately $25.8 million for future construction purposes. In addition, in Fiscal 1999 the Company increased the amount of its bank time deposits and investments to better utilize the net proceeds of the 1998 issuance of convertible debentures.

           Financing activities for Fiscal 1999, Fiscal 1998 and Fiscal 1997 provided cash of approximately $53.6 million, $308.3 million and $52.7 million, respectively. These amounts include (i) the net proceeds from the issuance of convertible debentures in Fiscal 1998 of approximately $292.7 million; (ii) proceeds from the issuance of common stock in connection with the exercise of stock options, warrants and employee stock purchase plan of approximately $50.6 million, $36.2 million and $23.0 million, respectively; and (iii) net proceeds (repayments) of bank loans and other debt of approximately $3.1 million, ($20.6) million and $29.7 million, respectively.

           As of January 31, 2000, the Company had outstanding convertible subordinated debentures of $300 million.

           The Company believes that its existing working capital, together with funds generated from operations, will be sufficient to provide for its planned operations for the foreseeable future.

           The Company regularly examines opportunities for strategic acquisitions of other companies or lines of business and anticipates that it may from time to time issue additional debt and/or equity securities either as direct consideration for such acquisitions or to raise additional funds to be used (in whole or in part) in payment for acquired securities or assets. The issuance of such securities could be expected to have a dilutive impact on the Company's shareholders, and there can be no assurance as to whether or when any acquired business would contribute positive operating results commensurate with the associated investment.

           The Company's liquidity and capital resources have not been, and are not anticipated to be, materially affected by restrictions pertaining to the ability of its foreign subsidiaries to pay dividends or by withholding taxes associated with any such dividend payments.


CERTAIN TRENDS AND UNCERTAINTIES

           The Company has benefited from the growth in its business and capital base over the past several years to make significant new investment in its operations and infrastructure intended to enhance its opportunities for future growth and profitability. The Company intends to continue to make significant investments in the growth of its business, and to examine opportunities for additional growth through acquisitions and strategic investments. The impact of these decisions on future profitability cannot be predicted with assurance, and the Company's commitment to growth may increase its vulnerability to unforeseen downturns in its markets, technology changes and shifts in competitive conditions. However, the Company believes that significant opportunities exist in the markets for each of its main product lines, and that continued strong investment in its technical, product development, marketing and sales capabilities will enhance its opportunities for long term growth and profitability.

           The telecommunications industry is subject to rapid technological change. The introduction of new technologies in the telecommunications market and new alternatives for the delivery of services are having, and can be expected to continue to have, a profound effect on competitive conditions in the market and the success of market participants, including the Company. The Company's revenue stream will depend on its ability to correctly anticipate technological trends in its industries, to react quickly and effectively to such trends and to enhance its existing products and to introduce new products on a timely and cost-effective basis. The Company's products involve sophisticated hardware and software technology that performs critical functions to highly demanding standards. There can be no assurance that the Company's current or future products will not develop operational problems, which could have a material adverse effect on the Company. In addition, if the Company were to delay the introduction of new products, the Company's operating results could be adversely affected.

           The telecommunications industry is undergoing significant change as a result of deregulation and privatization worldwide, reducing restrictions on competition in the industry. Unforeseen changes in the regulatory environment may have an impact on the Company's revenues and/or costs in any given part of the world. The worldwide ESP system industry is already highly competitive and the Company expects competition to intensify. The Company believes that existing competitors will continue to present substantial competition, and that other companies, many with considerably greater financial, marketing and sales resources than the Company, may enter the ESP system markets. Moreover, as the Company enters into new markets for enhanced services as a result of its own research and development efforts or acquisitions, it is likely to encounter new competitors.

           The market for telecommunications monitoring systems is also in a period of significant transition. Budgetary constraints, uncertainties resulting from the introduction of new technologies in the telecommunications environment and shifts in the pattern of government expenditures resulting from geopolitical events have increased uncertainties in the market, resulting in certain instances in the attenuation of government procurement programs beyond their originally expected performance periods and an increased incidence of delay, cancellation or reduction of planned projects. The delays and uncertainties surrounding the Communications Assistance for Law Enforcement Act ("CALEA") have had a significant negative impact on acquisition plans of law enforcement agencies in North America engaged in monitoring activities. Competitive conditions in this sector have also been affected by the increasing use by certain potential government customers of their own internal development resources rather than outside vendors to provide certain technical solutions. In addition, a number of established government contractors, particularly developers and integrators of technology products, have taken steps to redirect their marketing strategies and product plans in reaction to cut-backs in their traditional areas of focus, resulting in an increase in the number of competitors and the range of products offered in response to particular requests for proposals. The lack of predictability in the timing and scope of government procurements have similarly made planning decisions more difficult and have increased the associated risks.

           The Company has historically derived a significant portion of its sales and operating profit from contracts for large system installations with major customers. The Company continues to emphasize large capacity systems in its product development and marketing strategies. Contracts for large installations typically involve a lengthy and complex bidding and selection process, and the ability of the Company to obtain particular contracts is inherently difficult to predict. The Company believes that opportunities for large installations will continue to grow in both its commercial and government markets, and intends to continue to expand its research and development, manufacturing, sales and marketing and product support capabilities in anticipation of such growth. However, the timing and scope of these opportunities and the pricing and margins associated with any eventual contract award are difficult to forecast, and may vary substantially from transaction to transaction. The Company's future operating results may accordingly exhibit a higher degree of volatility than the operating results of other companies in its industries that have adopted different strategies, and than the Company has experienced in prior periods. Although the Company is actively pursuing a number of significant procurement opportunities, both the timing of any eventual procurements and the probability of the Company's receipt of significant contract awards are uncertain. The degree of dependence by the Company on large system orders, and the investment required to enable the Company to perform such orders, without assurance of continuing order flow from the same customers and predictability of gross margins on any future orders, increase the risk associated with its business.

           The Company has significantly increased its expenditures in all areas of its operations during recent periods, including the areas of research and development and marketing and sales, and the Company plans to further increase these expenditures in the foreseeable future. The increase in research and development expenditures reflects the Company's concentration on enhancing the range of features and capabilities of its existing product lines, developing new generations of its products and expanding into new product areas. The Company believes that these efforts are essential for the continuing competitiveness of its product offerings and for positioning itself to participate in future growth opportunities in both the commercial and government sectors. The increase in sales and marketing expenditures primarily results from the Company's decision to expand its activities and direct presence in a growing number of world markets. The Company's costs of operations have also been affected by increases in the cost of its operations in Israel, resulting both from appreciation of the Israeli shekel relative to the United States dollar in certain periods and devaluation of the Israeli shekel at rates insufficient to offset cost increases in others, and from increases in the cost of attracting and retaining qualified scientific, engineering and technical personnel in Israel, where the demand for such personnel is growing rapidly with the expansion of high technology industries in that country. Continuation of such trends could have a material adverse effect on the Company's future results of operations.

           A significant portion of the Company's research and development and manufacturing operations are located in Israel. The Company's historical operating results reflect substantial benefits it has received from programs sponsored by the Israeli government for the support of research and development, as well as tax moratoriums and favorable tax rates associated with investments in approved projects ("Approved Enterprises") in Israel. To be eligible for these programs and tax benefits, the Company must continue to meet conditions, including making specified investments in fixed assets and financing a percentage of investments with share capital. If the Company fails to meet such conditions in the future, the tax benefits would be canceled and the Company could be required to refund the tax benefits already received.

           These programs and tax benefits may not be continued in the future at the current levels or at any level. The Israeli government has reduced the benefits available under some of these programs in recent years, and Israeli government authorities have indicated that the government may further reduce or eliminate some of these benefits in the future. The Company currently pays royalties, of between 3% and 5% (or 6% under certain circumstances) of associated product revenues (including service and other related revenues), to the Government of Israel for repayment of benefits received under a conditional grant program administered by the Office of the Chief Scientist of the Ministry of Industry and Trade, a program in which the Company has regularly participated and under which it continues to receive significant benefits through reimbursement of up to 50% of qualified research and development expenditures. For amounts received under programs which have been, or will be, approved by the Office of the Chief Scientist after January 1, 1999, repayment of the amount received (calculated in U.S. Dollars), plus interest on such amount at a rate equal to the 12-month LIBOR rate in effect at the time of the approval of the program, is required through the application of royalty payments. In addition, permission from the Government of Israel is required for the Company to manufacture outside of Israel products resulting from research and development activities funded under these programs, or to transfer outside of Israel related technology rights. In order to obtain such permission, the Company may be required to increase the royalties to the applicable funding agencies and/or repay certain amounts received as reimbursement of research and development costs. The Israeli authorities have also indicated that this funding program will be further reduced significantly or eliminated in the future, particularly for larger companies such as the Company. The termination or reduction of these programs could adversely affect the Company's operating results.

           The Israeli government has also shortened the period of the tax moratorium applicable to Approved Enterprises from four years to two years. Although this change has not affected the tax status of the Company's projects that were eligible for the moratorium prior to 1997, it applies to subsequent "Approved Enterprise" projects. Recently, the government announced a proposal to impose additional limitations on the tax benefits associated with Approved Enterprise projects for certain categories of taxpayers, which would include the Company, although it has not submitted legislation to the Israeli Parliament. If further changes in the law or government policies regarding those programs were to result in their termination or adverse modification, or if the Company were to become unable to participate in, or take advantage of, those programs, the cost of the Company's operations in Israel would increase and there could be a material adverse effect on the Company's operations and financial results. To the extent that the Company increases its activities outside Israel, which could result from, among other things, future acquisitions, such increased activities will not be eligible for programs sponsored by Israel.

           The Company currently derives a significant portion of its total sales from customers outside of the United States. International transactions involve particular risks, including political decisions affecting tariffs and trade conditions, rapid and unforeseen changes in economic conditions in individual countries, turbulence in foreign currency and credit markets, and increased costs resulting from lack of proximity to the customer. Volatility in international currency exchange rates may have a significant impact on the Company's operating results. The Company has, and anticipates that it will continue to receive, significant contracts denominated in foreign (primarily Western European) currencies. As a result of the unpredictable timing of purchase orders and payments under such contracts and other factors, it is often not practicable for the Company to effectively hedge the risk of significant changes in currency rates during the contract period. Since it is the Company's practice to hedge the exchange rate risks associated with contracts denominated in foreign currencies only to a limited extent, if at all, it's operating results have been and may in the future be negatively affected to a material extent by the impact of currency fluctuations. Operating results may also be affected by the cost of such hedging activities that the Company does undertake.

           The Company's future operating results and financial condition will be adversely affected should economic weakness result in widespread slowdown or recessionary conditions in major world markets, or in severe trade or currency disruptions.

           The trading price of the Company's shares may be affected by the factors noted above as well as prevailing economic and financial trends and conditions in the public securities markets. Share prices of companies in technology and government contracting businesses, and particularly publicly traded companies such as the Company, tend to exhibit a high degree of volatility. Shortfalls in revenues or earnings from the levels anticipated by the public markets could have an immediate and significant effect on the trading price of the Company's shares in any given period. Such shortfalls may result from events that are beyond the Company's immediate control, can be unpredictable and, since a significant proportion of the Company's sales during each fiscal quarter tend to occur in the latter stages of the quarter, may not be discernible until the end of a financial reporting period. These factors contribute to the volatility of the trading value of its shares regardless of the Company's long-term prospects. The trading price of the Company's shares may also be affected by developments, including reported financial results and fluctuations in trading prices of the shares of other publicly-held companies in the telecommunications equipment industry in general, and the Company's business segments in particular, which may not have any direct relationship with the Company's business or prospects.

EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

           During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires that all derivative financial instruments be recognized as either assets or liabilities in the balance sheet. Measurement is at fair value, and if the derivative is not designed as a hedging instrument, changes in fair value (i.e., gains and losses) are to be recognized in earnings in the period of change. If certain conditions are met, a derivative may be designed as a hedge, in which case the accounting for changes in fair value will depend on the specific exposure being hedged. The method that will be used for assessing the effectiveness of a hedging derivative, as well as the measurement approach for determining the ineffective aspects of the hedge, must be established at the inception of the hedge. The methods must be consistent with the Company's approach to managing risk. SFAS 133, as amended by Statement of Financial Accounting Standards No. 137, will be effective for fiscal years beginning after June 15, 2000. The Company is currently evaluating the impact that the adoption of SFAS 133 will have on its financial statements.

           In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company is required to adopt SAB 101 in the fourth quarter of fiscal 2000. The Company is currently evaluating the impact that the adoption of SAB 101 will have on its financial statements.

FORWARD-LOOKING STATEMENTS

           From time to time, the Company makes forward-looking statements. Forward-looking statements include financial projections, statements of plans and objectives for future operations, statements of future economic performance, and statements of assumptions relating thereto.

           The Company may include forward-looking statements in its periodic reports to the Securities and Exchange Commission on Forms 10-K, 10-Q, and 8-K, in its annual report to shareholders, in its proxy statements, in its press releases, in other written materials, and in statements made by employees to analysts, investors, representatives of the media, and others.

           By their very nature, forward-looking statements are subject to uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other forward-looking statements will not be achieved. Actual results may differ materially due to a variety of factors, including without limitation those discussed under "Certain Trends and Uncertainties" and elsewhere in this report. Investors and others should carefully consider these and other uncertainties and events, whether or not the statements are described as forward-looking.

           Forward-looking statements made by the Company are intended to apply only at the time they are made, unless explicitly stated to the contrary. Moreover, whether or not stated in connection with a forward-looking statement, the Company undertakes no obligation to correct or update a forward-looking statement should the Company later become aware that it is not likely to be achieved. If the Company were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that the Company will make additional updates or corrections thereafter.

MARKET RISK DISCLOSURES.

           Refer to Item 7A in the Company's Annual Report on Form 10-K for a discussion about the Company's exposure to market risks.